As filed with the Securities and Exchange Commission on June 4, 2019

Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Medley Management Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1130638
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

280 Park Avenue, 6th Floor East
New York, New York 10017
Telephone: (212) 759-0777
(Address of Principal Executive Offices)
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Medley Management Inc. 2014 Omnibus Incentive Plan
(Full Title of the Plan)
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John D. Fredericks
General Counsel
Medley Management Inc.
280 Park Avenue, 6th Floor East
New York, New York 10017
(Name and Address Including Zip Code, of Agent For Service)
(212) 759-0777
Telephone Number, Including Area Code

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Copies to:

David L. Goret, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
(212) 262-6700
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
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Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	4,500,000 shares(1)	$2.465(2)	$11,092,500(2)	$1,344.42

(1)
Covers 4,500,000 shares of Class A Common Stock of Medley Management Inc., par value $0.01 per share, approved for issuance under the Medley Management Inc. 2014 Omnibus Incentive Plan, as amended (the “Plan”), and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of Class A Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated, in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices for a share of Class A Common Stock on the New York Stock Exchange on May 30, 2019, which is within five business days prior to the date of this registration statement.

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EXPLANATORY NOTE
This Registration Statement is being filed by the registrant, Medley Management Inc. (the “registrant”), for the purpose of registering an additional 4,500,000 shares of Class A Common Stock to be issued under the Medley Management Inc. 2014 Omnibus Incentive Plan, as amended (the “Plan”), pursuant to General Instruction E on Form S-8 (Registration of Additional Securities). The stockholders of the registrant approved the amendment of the Plan for this purpose at the Annual Meeting of Stockholders held on May 29, 2019. The contents of the original Registration Statement on Form S-8 for the Plan filed on September 23, 2014 (File No. 333-198892), are hereby incorporated by reference and made a part hereof.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
The Securities and Exchange Commission allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement:

•
Our Current Reports on Form 8-K filed with the Commission on January 4, 2019, February 5, 2019, February 8, 2019, March 8, 2019, March 18, 2019, March 29, 2019, April 2, 2019, April 17, 2019, April 18, 2019, May 15, 2019 and May 31, 2019 (in each case except to the extent furnished but not filed).

•Our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 1, 2019.
•Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 15, 2019.
•Our Definitive Proxy Statement on Schedule 14A, filed on April 30, 2019.

•
Our Current Reports on Form 8-K filed with the Commission on January 4, 2019, February 5, 2019, February 8, 2019, March 8, 2019, March 18, 2019, March 29, 2019, April 2, 2019, April 17, 2019, April 18, 2019, May 15, 2019 and May 31, 2019 (in each case except to the extent furnished but not filed).

•
The description of the registrant’s Class A Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 24, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 8.	Exhibits

For a list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item by reference.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation of Medley Management Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014).

4.2	Amended and Restated By-Laws of Medley Management Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014).

5.1	Opinion of Lowenstein Sandler LLP.

10.1
Medley Management Inc. 2014 Omnibus Incentive Plan, as amended (incorporated by reference to Annexure A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36638) filed on April 30, 2019).

23.1	Consent of RSM US LLP.

23.2	Consent of Lowenstein Sandler LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the fourth day of June, 2019.

MEDLEY MANAGEMENT INC.
Date: June 4, 2019	By:	/s/ Brook Taube
Name: Brook Taube
Title: Co-Chief Executive Officer, Chief Investment Officer and Co-Chairman
POWER OF ATTORNEY AND SIGNTURES
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Brook Taube, Seth Taube, Richard T.Allorto, Jr., John Fredericks, Mark A. Giuliani and Nathan Bryce, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Brook Taube Brook Taube	Co-Chief Executive Officer, Chief Investment Officer and Co-Chairman (Co-Principal Executive Officer)	June 4, 2019

/s/ Seth Taube Seth Taube	Co-Chief Executive Officer and Co-Chairman (Co-Principal Executive Officer)	June 4, 2019

/s/ Richard T. Allorto, Jr. Richard T. Allorto, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 4, 2019

/s/ Jeffrey Tonkel Jeffrey Tonkel	President and Director	June 4, 2019

/s/ James G. Eaton. James G. Eaton	Director	June 4, 2019

/s/ Jeffrey T. Leeds Jeffrey T. Leeds	Director	June 4, 2019

/s/ Guy Rounsaville, Jr. Guy Rounsaville, Jr.	Director	June 4, 2019